Exhibit 10.11

EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of November 10, 2015 (this “Agreement”), by and between JELD-WEN Holding, inc., an Oregon corporation (“Holding”), JELD-WEN, inc., a Delaware corporation (“Company”), and Mark A. Beck (the “Executive”) (each of the Executive, Holding and the Company, a “Party,” and collectively, the “Parties”).

WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer of the Company and wishes to acquire and be assured of the Executive’s services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be employed by the Company as President and Chief Executive Officer and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1.	Employment.

1.1. Term. Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on November 30, 2015 (the “Effective Date”) and ending on the date that the employment of the Executive is terminated by either Party in accordance with Section 3 of this Agreement (the “Term”). The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”

1.2. Duties. During the Employment Period, the Executive shall serve as the Company’s and Holding’s President and Chief Executive Officer and in such other positions as an officer or director of the Company and such affiliates of the Company as the Executive and the Board of Directors of Holding (the “Board”) shall mutually agree from time to time, and shall report to the Board generally and on day-to-day matters to the Chairman of the Board. In the Executive’s position as President and Chief Executive Officer, the Executive shall perform such duties, functions and responsibilities during the Employment Period as are commensurate with such positions, as reasonably and lawfully directed by the Board. On or before April 1, 2016 the Executive shall be appointed to serve as a member of the Board. The Executive’s primary work location during the Employment Period shall be Charlotte, North Carolina but shall not be required to relocate his primary residence to Charlotte until June 1, 2016.

1.3. Exclusivity. During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to the Executive by Board, consistent with Section 1.2 hereof. During the Employment Period, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization, (b) serve on the board of directors of for-profit business enterprises, provided that such service is approved by the Board and (c) manage his personal investments, in each case so long as any such activities do not (X) violate the terms of this Agreement (including Section 4) or (Y) interfere with the Executive’s duties and responsibilities to the Company.

Section 2.	Compensation.

2.1. Base Salary. As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at a minimum annual rate of not less than $850,000, payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary may be increased from time to time by the Compensation Committee of the Board (the “Committee”) in its sole discretion.

2.2. Guaranteed 2015 Bonus. The Executive shall receive a guaranteed 2015 Bonus equal to $1,300,000 (the “2015 Bonus”). The 2015 Bonus shall be paid no later than March 15, 2016. In the event that the Executive’s employment with the Company terminates prior to January 1, 2017 due to a termination by the Company for Cause or due to the Executive’s resignation without Good Reason, the Executive shall reimburse the Company for the 2015 Bonus no later than the thirtieth (30th) day following the Termination Date (as defined below).

2.3. Annual Bonus. For each fiscal year commencing after the Effective Date and ending during the Employment Period, the Executive shall be eligible to receive an annual cash bonus under the Management Incentive Plan (the “Annual Bonus”) to be based upon the Company’s achievement of the performance targets set annually by the Committee in consultation with management (the “Annual Performance Targets”), along with other terms and conditions for each such fiscal year as determined by the Committee in consultation with the Executive. The Executive’s target Annual Bonus opportunity for each fiscal year that ends during the Employment Period (but following 2015) shall equal 125% of the

Base Salary (the “Target Annual Bonus Opportunity”), with a maximum bonus of 250% of the Base Salary. The amount of the Annual Bonus actually paid shall depend on the extent to which the performance goals and other terms and conditions, set annually by the Committee, are achieved or exceeded, as determined in the sole discretion of the Committee. The Annual Bonus shall be paid within 75 days of the fiscal year end, assuming the delivery of the relevant financial statements in a timely manner, but in no event later than March 15th of the year following the end of the fiscal year for which the Annual Bonus, if any, is earned. The Annual Bonus shall be paid in cash.

2.4. Equity.

(a) Equity Purchase. The Executive shall be granted the right to purchase common shares of Holding with a Fair Market Value (“FMV”) of $2,000,000 as the date of purchase as determined in accordance with the Company’s Equity Based Compensation Grant and Valuation Procedure. In connection with the purchase of these common shares, the Executive shall enter into such Shareholder Agreements, Registration Rights Agreements and other related documents as normally required by purchasers of equity interests in Holding. The right to make this equity purchase shall terminate if not exercised within the 30 day period following the Effective Date.

(b) Initial Option Grants. On the Effective Date, t the Executive shall be granted an option to purchase 30,000 non-statutory stock options of Holding (including 8,700 common share options and 21,300 Class B-1 common share options (the “Options”), which shall have an exercise price equal to the FMV of a common share or B-1 common share of Holding on the grant date under the JELD-WEN Holding, inc. Amended and Restated Stock

Incentive Plan (the “Stock Incentive Plan”). In connection with the grant of the Options, the Executive shall enter into a Non-Statutory Option Agreement, substantially in the form of the attached Exhibit A hereto for Non-Statutory Common Share Options and Exhibit B for Class B-1 Non-Statutory Common Share Options.

(c) Restricted Stock Units. On the Effective Date, the Executive will be granted 15,000 Restricted Stock Units (“RSUs”) under the Stock Incentive Plan representing common shares of Holding pursuant to the terms and conditions of the RSU Award Agreement substantially in the form attached hereto as Exhibit C.

(d) Future Equity Grants Generally. The Executive shall be eligible to participate in the Company’s Equity Incentive Plan as approved by the Committee. Prior to an initial public offering of equity securities of Holding or any affiliate (an “IPO”), the Executive will be entitled to an annual grant of equity based compensation (with the first such grant being made at the time described in Section 2(e) below) that is commensurate with his position and competitive with equity compensation packages offered to chief executive officers of peer privately held companies, as determined by the Committee in its discretion. On and after any IPO, the Executive will be entitled to periodic grants of equity-based compensation that are intended to ensure his overall compensation remains competitive with that of chief executive officers of peer publicly held companies, as determined by the Committee in its discretion.

(e) Timing of Future Equity Grants. If the Company notifies the Executive of its intent to file an initial registration statement on Form S-1 with the Securities Exchange Commission that is intended to be submitted on or before December 31, 2016, the next equity grant (i.e., the first grant other than those described in Sections 2.4(b) and (c) above) to the Executive will be made at the same time as grants to other members of the management team, regardless of when such grants occur; provided, however, that if the Company has not so notified the Executive, the next equity grant to the Executive will be in the fourth calendar quarter of 2016. If granted prior to an IPO, the equity granted shall have an expected value of $2.5 million, determined in a manner consistent with the Company’s past practice. If granted following an IPO, the equity granted shall have a grant date fair value of not less than $2.5 million, determined in accordance with FASB ASC Topic 718.

2.5. Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company located in Charlotte, North Carolina.

2.6. Relocation Expenses. From the Effective Date through June 30, 2016, the company will provide the Executive with reasonable travel expenses and temporary housing in Charlotte. The Executive will relocate from Bethesda Maryland to the Charlotte, North Carolina area no later than July 1, 2016. Relocation from Maryland to North Carolina will be as per the Company’s Executive Relocation Policy (Tier 3). The Miscellaneous Relocation Allowance (as defined in the Company’s Executive Relocation Policy) paid to the Executive will be $15,000. The Executive shall be eligible for reimbursement for any loss on sale of his primary residence in Bethesda, Maryland in an amount up to $500,000 (any amount payable pursuant to the foregoing, the “Relocation Reimbursement”) provided the sale and marketing process is in accordance with the Executive Relocation Policy, subject to the Executive’s continued employment except as set forth in Section 3.2. Any loss will be calculated based on final closing statement when the Executive’s Maryland residence was purchased compared to the final closing statement prepared upon its sale.

2.7. Vacation/PTO. For 2015, the Executive will receive one week of vacation. In each subsequent calendar year, the Executive will have 35 days of Paid Time Off (“PTO”) in accordance with the Company’s policy.

2.8. Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing his duties under this Agreement in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof), as in effect from time to time. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), any expense or reimbursement described in this Agreement shall meet the following requirements: (a) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

2.9. Company Aircraft Usage. The Executive and his immediate family members will be entitled to use of the Company’s aircraft for personal use (including use by the Executive’s son even if not accompanied by the Executive), with the value of such aircraft usage not to exceed $150,000 per annum.

Section 3.	Employment Termination.

3.1. Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason during the Term, and the Executive may voluntarily terminate his employment hereunder for any reason during the Term, in each case (other than a termination by the Company for Cause or by the Executive for Good Reason) at any time upon not less than 30 days’ notice to the other Party (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (a) payment of any Base Salary earned but unpaid through the Termination Date, (b) immediate payment of the 2015 Bonus in the event it is due but not yet paid as of the Termination Date (unless the Executive’s employment is terminated for Cause), (c) earned but unpaid Annual Bonus for fiscal years completed prior to the Termination Date (payable in the ordinary course pursuant to Section 2.3), (d) additional vested benefits (if any) in accordance with the applicable terms of applicable Company plans, policies and arrangements and (e) any unreimbursed expenses in accordance with Section 2.8 hereof (collectively, the “Accrued Amounts”); provided, however, that if the Executive’s employment hereunder is terminated (X) by the Company for Cause or (Y) by the Executive without Good Reason, then any Annual Bonus earned pursuant to Section 2.3 in respect of a prior fiscal year, but not yet due to be paid, shall be forfeited.

3.2. Certain Terminations.

(a) Termination by the Company other than for Cause; Termination by the Executive for Good Reason. If the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, the Executive shall be entitled to: (i) a payment equal to one times the Base Salary at the rate in effect immediately prior to the Termination Date (the “Severance Amount”) to be paid in equal installments on the Company’s regular payroll dates for the one-year period determined in accordance with the paragraph below, (ii) to the extent permitted pursuant to the applicable plans, continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and his dependents) of medical insurance benefits that the Executive would otherwise be eligible to receive as an active employee of the Company for twelve months following the Termination Date or, if earlier, until the Executive becomes eligible for medical benefits from a subsequent employer (“Medical Benefit Continuation”) and (iii) in the event the Executive sells his primary residence in Bethesda, Maryland in accordance with Section 2.6 and would have been entitled to the Relocation Reimbursement notwithstanding his earlier termination other than for Cause prior to the payment date of the Relocation Reimbursement, the Relocation Reimbursement shall be paid in a lump sum within 60 days following the Termination Date.

The Company’s obligations to pay the Severance Amount and to provide Medical Benefit Continuation shall be conditioned upon the Executive’s continued compliance with his obligations under Section 4 of this Agreement. Notwithstanding any provision to the contrary herein, and without limitation of any remedies to which the Company may be entitled, the Severance Amount shall be paid in equal installments commencing during the 45-day period following the Termination Date; provided, that, the Executive has signed and delivered to the Company the release of claims substantially in the form attached hereto as Exhibit D (the

“Release”) and the period (if any) during which the Release can be revoked has expired within such 45-day period; provided, further, that, if such 45-day period spans two calendar years, payment of the Severance Amount shall commence to be paid in the second year.

If the Executive is not permitted to continue participation in the Company’s medical insurance plan pursuant to the terms of such plan or pursuant to a determination by the Company’s insurance providers or such continued participation in any plan would result in the imposition of an excise tax on the Company pursuant to Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall use reasonable efforts to obtain individual insurance policies providing medical benefits to the Executive and his dependents during the Medical Benefits Continuation period, but shall only be required to pay for such policies an amount equal to the amount the Company would have paid had the Executive continued participation in the Company’s medical plans; provided, that, if such coverage cannot be obtained, the Company shall pay to the Executive monthly during the Medical Benefit Continuation period an amount equal to the amount the Company would have paid had the Executive continued participation in the Company’s medical plan.

(b) Definitions. For purposes of Section 3, the following terms have the following meanings:

(1) “Cause” shall mean the Executive’s having engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of his duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such willful misconduct or gross negligence; (B) intentional failure or refusal to perform reasonably assigned duties by the Board, which is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such failure or refusal; (C) any indictment for, conviction of, or plea of guilty or nolo contendere to, (1) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of the Executive’s duties) or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject; or (D) any willful failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Company written notice of such failure. If the Company terminates the Executive’s employment for Cause, the Company shall provide written notice to the Executive of that fact on or before the termination of employment.

(2) “Good Reason” shall mean the Company having engaged in any of the following actions, which, if capable of being cured, is not cured to the Executive’s reasonable satisfaction within 30 days after the Board receives from the Executive written notice of such action(s): (A) without the Executive’s express written consent, a material adverse change in the Executive’s functions, duties or responsibilities (it being understood that the mere fact that (x) the Company is being operated as a stand-alone division or subsidiary of a larger organization after being acquired (by merger or any other means) shall not be considered to result in a material adverse change in the Executive’s functions, duties or responsibilities if the Executive continues to be the chief executive officer (or the senior most executive officer if there is no chief executive officer) of such stand-alone division or subsidiary and (y) the Executive is acting as President and Chief Executive Officer of a public company following an IPO, shall not be considered to result in a material adverse change in the Executive’s functions, duties or responsibilities); (B) without the Executive’s express written consent, a reduction in the Base Salary as the same may be increased from time to time; (C) without the Executive’s express written consent, except to the extent permitted by Section 2.5 hereof, a material reduction in the benefits provided to the Executive under the terms of this Agreement; (D) without the Executive’s express written consent, a relocation of the Executive’s primary work location more than 50 miles from the primary work location identified in Section 1.2, provided, that, if the Company offers the Executive relocation benefits that are substantially comparable to those provided to the Executive under Section 2.6 of this Agreement in connection with such relocation, the Executive shall not have “Good Reason” pursuant to this clause (D); (E) the failure to obtain the assumption of and agreement to perform this Agreement by a successor as contemplated in Section 8.3; or (F) a material breach of this Agreement. If the Executive wishes to terminate the Executive’s employment for Good Reason, the Executive shall provide written notice to the Company of that fact within 30 days of first becoming aware of the circumstances that would permit an assertion of Good Reason.

(c) Section 409A. If the Executive is a “specified employee” for purposes of Section 409A, the Severance Amount required to be made pursuant to Section 3.2 hereof shall commence on the day after the first to occur of (i) the day which is six months from the Termination Date and (ii) the date of the Executive’s death. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

3.3. Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits due the Executive upon a termination of his employment.

3.4. Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the Termination Date, from all positions he then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of Holding, the Company and its affiliates. The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.5. Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company and its affiliates.

Section 4.	Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

4.1. Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession. Notwithstanding the foregoing, nothing in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity that do not constitute attorney-client privileged information of the Company and its affiliates.

4.2. Non-Competition. By and in consideration of the Company entering into this Agreement, and in further consideration of the Executive’s exposure to the Confidential Information, the Executive agrees that the Executive shall not, during the Employment Period and for a period of 18 months after the Executive’s termination of employment for any reason (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that, in no event shall (X) ownership by the Executive of two percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof or (Y) being employed by an entity, standing alone, be prohibited by this

Section 4.2, so long as the entity has more than one discrete and readily distinguishable part of its business and the Executive’s duties are not at or involving the part of the entity’s business that is actively engaged in a Restricted Enterprise. For purposes of this paragraph, “Restricted Enterprise” shall mean any manufacturer, distribution or assembler of door or window products that is currently in competition with the business conducted by the Company or any of its affiliates or is reasonably expected to be in competition with the business conducted by the Company or any of its affiliates at any time in the future. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status. For the avoidance of doubt, as of the date of this Agreement, Restricted Enterprises include but are not limited to: Masonite, Steve’s, Lynden Door, Fudun, Metropol, Hume, Huibarg, Andersen, Pella, FBHS, Marvin, Masco, Ply-Gem and Associated Materials.

4.3. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not, directly or indirectly, hire, or knowingly contact, induce or solicit (or knowingly assist any Person to hire, contact, induce or solicit) for employment any person who is, or within 12 months prior to the date of such hiring, contacting, inducing or solicitation was, an employee of the Company or any of its affiliates.

4.4. Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out his responsibilities for the Company and its affiliates), the Executive shall not directly or indirectly induce or solicit (or knowingly assist any Person to induce or solicit) any customer, supplier or client of the Company or its affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its affiliates, or directly or indirectly interfere with (or knowingly assist any Person to interfere with) any material relationship between the Company or its affiliates and any of its or their customers or clients so as to cause harm to the Company or its affiliates.

4.5. Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.

4.6. Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns and agrees to assign all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.

4.7. Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the Parties hereto agree not to disclose the terms of this Agreement to any Person; provided the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Agreement further. Anytime after this Agreement is filed with the SEC or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

4.8. Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any portion of the Severance Amount paid by the Company to the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses. In the event that the Executive willfully and materially breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company any portion of the Severance Amount that the Company has paid to the Executive.

Section 5. Representations. The Executive represents and warrants that (a) the Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (b) the Executive is not otherwise unable to enter into and fully perform his obligations under this Agreement. The Executive represents and warrants that: (i) prior to the Effective Date, the Executive has ensured compliance with all of the Executive’s former employer’s policies, procedures and codes of conduct regarding the Executive’s separation from that company, including the return of any company property; (ii) the Executive ensures compliance with any continuing obligations the Executive may have relating to any confidential, proprietary or trade secret information belonging to that employer; (iii) the Executive, whether or not required by the Executive’s former employer’s policies and procedures, has (X) reviewed all of the Executive’s laptops, home computers, USB sticks, etc. to make sure that all legacy materials relating to the Executive’s prior employer (e.g., emails, documents that the Executive may have worked on from home) have been deleted or returned to the Executive’s prior employer and (Y) looked around the Executive’s home and has returned any hard copy materials relating to the Executive’s prior employer, regardless of whether the Executive believes their contents to be public or non-public; and (iv) the Executive shall not place any materials that the Executive used at the Executive’s prior employment, other than rolodex-type non-confidential information, on the Company’s computers or emails or in the Company’s files, even if the Executive was the one who wrote or created the material. In the event of a material breach of any representation in this Section 5, the Company may terminate this Agreement and the Executive’s employment with the Company without any liability to the Executive and the Executive shall indemnify the Company for any liability it may incur as a result of any such breach.

Section 6. Non-Disparagement. From and after the Effective Date and following termination of the Executive’s employment with the Company, the Parties agree not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the other Party, including, in the case of such statements by the Executive, the Company’s, affiliates, officers and directors.

Section 7. Withholding; Parachute Tax Provisions; Clawbacks.

7.1. All amounts paid to the Executive under this Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder. Without limiting the generality of the foregoing, the Executive specifically acknowledges that all or a significant portion of the reimbursement and benefits provided pursuant to Sections 2.6 and 2.9 hereof may constitute taxable income to him and that the Company is under no obligation to provide any “gross up” or similar payments. The Company is hereby authorized to withhold from any payments hereunder any taxes or other amounts that may be imposed on the Executive pursuant to applicable law. Furthermore, to the extent that the Executive at any time is not entitled to sufficient compensation from the Company to satisfy any tax withholding obligations related to income that is imputed to him as a result of any benefits provided hereunder, the Executive agrees to promptly remit such amounts to the Company. The Parties hereby memorialize their agreement regarding the treatment of any potential golden parachute payments as set forth on Exhibit E.

7.2. If any law, rule or regulation applicable to the Company or its affiliates (including any rule or requirement of any nationally recognized stock exchange on which the stock of the Company or its affiliates has been listed), or any policy of the Company or its affiliates reasonably designed to comply therewith, requires the forfeiture or recoupment of any amount paid or payable to the Executive hereunder (or under any other agreement between the Executive and the Company or its affiliates or under any plan in which the Executive participates), the Executive hereby consents to such forfeiture or recoupment, in each case in the time and manner determined by the Company in its reasonable good faith discretion.

Furthermore, if the Executive engages in any act of embezzlement, fraud or dishonesty involving the Company or its affiliates which results in a financial loss to the Company or its affiliates, the Company shall be entitled to recoup an amount from the Executive determined by the Company in its reasonable discretion to be commensurate with such financial loss.

Section 8.	Miscellaneous.

8.1. Indemnification. To the maximum extent provided in the Company’s By-Laws and Certificate of Incorporation, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all demands, claims and causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the demand, claim or cause of action is asserted during the Employment Period. The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

8.2. Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3. Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any entity to which the Company may transfer all or substantially all of its assets (and to any entity with or into which the Company may hereafter merge or consolidate, but solely to the extent such assignment does not happen by operation of law), but may not otherwise assign this Agreement or its rights and obligations hereunder.

8.4. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier, with confirmation of receiptor, or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

Mr. Mark A. Beck

#############

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with a copy to:

David Stork

Chief General Counsel

440 S. Church St.

Ste. 400

Charlotte, NC 28202

Matt Ross

712 Fifth Avenue, 40th Floor

New York, NY 10019

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.5. Governing Law. This Agreement shall be construed and enforced in accordance with, and the laws of the State of Delaware hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof.

8.6. Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.7. Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof.

8.8. Counterparts. This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.9. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.10. General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

By:	/s/ David R. Sheil

	Name:	David R. Sheil
	Title:	Executive Vice President, Human Resources

EXECUTIVE:

/s/ Mark A. Beck
Mark A. Beck

Exhibit A

Form of Option Agreement - Non-Statutory Common Share Options

Common Stock

NONSTATUTORY STOCK OPTION AGREEMENT

THIS AGREEMENT is made this [    ] day of November, 2015 (the “Grant Date”) between JELD-WEN Holding, inc., an Oregon corporation (the “Company”), and Mark A. Beck (the “Optionee”).

WHEREAS, the Company desires to grant to the Optionee an option to purchase shares of the Company’s Common Stock under the Amended and Restated Stock Incentive Plan of JELD-WEN Holding, inc. (the “Plan”); and

WHEREAS, the Company and the Optionee understand and agree that any capitalized terms used herein, if not otherwise defined, shall have the same meanings as in the Plan (the Optionee being referred to in the Plan as a Participant).

NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

(1)	GRANT OF OPTION

The Company grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of 8,700 Shares of Common Stock (the “Option Shares”) on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Optionee acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Option, and exercises of rights hereunder, shall be retained by the Company. The Option granted herein is intended to be a Nonstatutory Option as defined in the Plan.

(2)	PURCHASE PRICE

The purchase price of the Option Shares shall be $([        ]) per share (the “Exercise Price”), which is not less than the Fair Market Value of a share of Common Stock as of the Grant Date. The foregoing notwithstanding, the Optionee acknowledges that the Company cannot and has not guaranteed that the Internal Revenue Service (“IRS”) will agree that the Exercise Price equals or exceeds the fair market value of a Share on the Grant Date in a later determination. The Optionee agrees that if the IRS determines that the Option was granted with an Exercise Price that was less than the Fair Market Value of a Share of Common Stock on the Grant Date, the Optionee shall be solely responsible for any costs or tax liabilities related to such a determination.

(3)	VESTING AND EXERCISABILITY

(a)

Subject to the Plan and this Agreement, the Option shall become vested and exercisable (to the extent vested and exercisable, the “Vested Options”) as to 20% of the Option Shares on each of the first five anniversaries of the Grant Date (each, a “Vesting Date”), for each such Vesting Date subject to the Optionee’s continued service as an employee or

Key Non-Employee of the Company or its Affiliates at all times from the Grant Date through that Vesting Date (but not any subsequent Vesting Date(s)). In addition, upon a Company Sale (as defined on Exhibit A), the Option shall fully vest, subject to the Optionee’s continued service as an employee or Key Non-Employee through the date of such Company Sale. All vesting shall cease upon the date the Optionee ceases to be an employee or Key Non-Employee of the Company or an Affiliate. The foregoing notwithstanding, if the Optionee’s employment or engagement is terminated by the Company or an Affiliate without Cause or by the Optionee for Good Reason (in both cases, as defined in the Optionee’s employment agreement), the Options which would otherwise have vested on the Vesting Date next following such termination shall become Vested Options on the date the Optionee’s employment or engagement terminates (defined as the Termination Date in the Optionee’s employment agreement).

(b)	The Option may be exercised only with respect to Option Shares issuable upon the exercise of any Vested Options.

(c)	The Optionee shall not be entitled to exercise the Option and no Shares of Common Stock shall be issued pursuant to the exercise of the Option unless the Optionee becomes a signatory to the Shareholders Agreement, the 2011 Shareholders Agreement and the Registration Rights Agreement, in each case, by executing a joinder agreement thereto whereby the Optionee shall be deemed to have adopted and to have agreed to be bound by all of the provisions of such agreements.

(d)	For the avoidance of doubt, the limitations on the Optionee’s ability to exercise the Option contained in this Agreement are independent, and the Option shall only be exercisable to the extent that none of such limitations apply.

(4)	EXERCISABILITY UPON AND AFTER TERMINATION OF EMPLOYMENT

(a)	Unvested Options. All Option Shares which have not vested in accordance with Paragraph 3(a) of this Agreement shall be cancelled, forfeited and terminated upon the Optionee ceasing to be an employee or Key Non-Employee of the Company or any of its Affiliates for any reason.

(b)	For Cause. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates for cause (as determined pursuant to the Plan), the Option shall terminate as of immediately prior to such termination and the Optionee shall thereafter cease to have any right to exercise any Option.

(c)	Disability. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates by reason of Disability, the Option may be exercised by the Optionee’s estate or personal representative to the extent it was a Vested Option on the date the Committee determined that the Optionee had become Disabled until the earlier of twelve (12) months after such date and the Expiration Date (as hereinafter defined), following which the Option shall, if not exercised, terminate.

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(d)	Death. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates by reason of his or her death, the Option may be exercised by the Optionee’s estate or personal representative to the extent it was a Vested Option on the date of the Optionee’s death until the earlier of (12) months after such date and the Expiration Date, following which the Option shall, if not exercised, terminate.

(e)	Retirement. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates by reason of his or her retirement at anytime on or after attaining age sixty-five (65), the Option may be exercised by the Optionee to the extent it was a Vested Option on the date of the Optionee’s retirement until the earlier of twelve (12) months after such date and the Expiration Date, following which the Option shall, if not exercised, terminate.

(f)	Other. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates for any reason other than death, Disability, retirement on or after age sixty-five (65), or termination for cause (as determined pursuant to the Plan), the Option may be exercised by the Optionee to the extent it was a Vested Option on the date of termination until the earlier of the date that is ninety (90) days after the date of such termination and the Expiration Date, following which the Option shall, if not exercised, terminate.

(5)	ISSUANCE OF STOCK

The Option may be exercised in whole or in part (to the extent that it is exercisable in accordance with the terms hereof) by giving written notice (or any other approved form of notice) to the Company. Such written notice shall be signed by the person exercising the Option, shall state the number of Option Shares with respect to which the Option is being exercised, shall contain the warranty, if any, required under the Plan and shall otherwise comply with the terms and conditions of this Agreement and the Plan. The Optionee shall pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. No Option Shares shall be issued until full payment for the Option Shares has been made, including all amounts owed for tax withholding. Upon compliance with the terms and conditions of this Agreement and the Plan, the Company shall accept payment for the Option Shares and the amount necessary to satisfy applicable federal, state and local tax withholding and shall deliver to the Optionee as soon as practicable thereafter an appropriate certificate or certificates for Option Shares as to which the Option was exercised.

The Exercise Price of any Option Shares shall be payable at the time of exercise as determined by the Optionee either:

(a)	in cash, by certified check or bank check, or by wire transfer;

(b)

in whole Shares of Common Stock, provided, however, that (i) if such shares were acquired pursuant to an incentive stock option plan (as defined in Code Section 422) of the Company or Affiliate, then the applicable holding period requirements of said

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Section 422 have been met with respect to such shares, (ii) if the Optionee is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended from time to time, and if such shares were granted pursuant to an option, then such option must have been granted at least six (6) months prior to the exercise of the Option hereunder, and (iii) the transfer of such shares as payment hereunder does not result in any adverse accounting consequences to the Company;

(c)	through the delivery of cash or the extension of credit by a broker-dealer to whom the Optionee has submitted notice of exercise or otherwise indicated an intent to exercise an Option (a so-called “cashless” exercise); or

(d)	in any combination of (a), (b) or (c) above.

The Fair Market Value of the stock to be applied toward the Exercise Price of the Option Shares shall be determined in good faith by the Committee in its sole discretion as of the date of exercise of the Option. Any certificate for shares of outstanding stock of the Company used to pay the purchase price shall be accompanied by a stock power duly endorsed in blank by the registered holder of the certificate, with signature guaranteed in the event the certificate shall also be accompanied by instructions from the Optionee to the Company’s transfer agent with respect to disposition of the balance of the shares covered thereby.

The holder of this Option may elect (in the notice of exercise) to exercise this Option without payment of the Exercise Price (a so-called “net” or “cashless” exercise) and receive upon such exercise a number of Option Shares determined as follows:

Where:

IS = the number of Option Shares to be issued upon such exercise (rounded down to a number of whole shares)

ES = the number of Option Shares for which this Option is exercised

EP = the Exercise Price per Share

FMV = the Fair Market Value of one Option Share, as determined in good faith by the Committee in its sole discretion as of the date of exercise of the Option

The Company shall pay all original issue taxes imposed on the Company with respect to the issuance of Option Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith. The holder of this Option shall have the rights of a shareholder only with respect to those Option Shares covered by the Option which have been registered in the holder’s name in the share register of the Company upon the due exercise of the Option.

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(6)	RESTRICTIONS ON TRANSFER FOLLWING INITIAL PUBLIC OFFERING

If the Company effects an IPO (as defined in the Registration Rights Agreement), then during the two-year period following the IPO, no Optionee may sell or otherwise transfer for value Shares issued upon exercise of any options granted under the Plan (or Shares issued upon conversion of Shares issued upon exercise of options granted under the Plan) in an amount that exceeds on a cumulative basis, from and including the IPO (x) the greater of one-third or the Onex Percentage of the Optionee’s Total Option Shares, for sales or other transfers for value made during the first such year and (y) the greater of two-thirds or the Onex Percentage of the Optionee’s Total Option Shares, for sales or other transfers for value made during the second of such years. As used in the preceding sentence, “Onex Percentage” means the percentage of the total number of shares of Common Stock held by Onex Partners III LP and its affiliates at the time of the IPO (including shares of Common Stock issuable upon conversion of shares of Preferred Stock so held at the time of the IPO) sold by Onex Partners III LP and its affiliates from and including the time of the IPO through the date on which the determination is being made and “Total Option Shares” means the sum of the number of Shares of Common Stock issued to the Optionee upon the exercise of options granted under the Plan (on an as-converted basis) and the total number of Shares of Common Stock issuable under options granted to the Optionee under the Plan (on an as-converted basis), in each case determined as of the date of the IPO. Nothing in the second preceding sentence shall (i) apply to a sale or other transfer for value made as a result of the exercise by Onex Partners III LP of its rights under Section 1 of the Shareholders Agreement or (ii) authorize the Optionee to make any sale or other transfer for value that would be prohibited by the Shareholders Agreement, the 2011 Shareholders Agreement or any other agreement to which such Optionee is a party.

(7)	NON-ASSIGNABILITY

This Option shall not be transferable by the Optionee and shall be exercisable only by the Optionee, except as the Plan or this Agreement may otherwise provide.

(8)	EXPIRATION

Unless otherwise earlier terminated as provided herein, the Option will expire and terminate as to all Option Shares on November [    ], 2025 (the “Expiration Date”).

(9)	NOTICES

All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by e-mail or telecopy as described below or by reputable overnight courier, and shall be deemed given on the date on which such delivery is made. If delivered by e-mail or telecopy, such notices or communications shall be confirmed by a registered or certified letter (return receipt requested), postage prepaid. Any such delivery shall be addressed to the intended recipient at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other parties):

To the Company:	c/o JELD-WEN Holding, inc.
3250 Lakeport Blvd.
Klamath Falls, Oregon 97601-0268
Attention: Vice President Employee & Shareholder Relations
Fax No.: 541-851-4639

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with copies to:	Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Joel I. Greenberg
Fax No.: (212) 836-8211

To the Optionee:	To the Optionee’s residence as reflected in the records of the Company.

(10)	GOVERNING LAW

This Agreement shall be construed and enforced in accordance with the laws of the State of Oregon.

(11)	BINDING EFFECT

This Agreement shall (subject to the provisions of Section 6 hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

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IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed on their behalf, by their duly authorized representatives, all on the day and year first above written.

JELD-WEN Holding, inc.

By:
Its:

OPTIONEE:

Mark A. Beck

[Signature page to Common Stock Option Agreement]

Exhibit A

“Company Sale” means any of the following which occurs prior to an IPO: (i) the consummation of a merger with or into the Company in which securities of the Company are issued, after which more than fifty percent (50%) of the outstanding voting power of the then outstanding voting securities of the surviving corporation is owned by a Person (as defined below) other than the stockholders of the Company immediately before such merger; (ii) the acquisition of the Company’s assets by a Person such that following such sale, such Person owns more than fifty percent (50%) of the Company’s assets, or (iii) the acquisition of the Company’s outstanding Common Stock and Preferred Stock by a Person such that following such sale, such Person owns more than fifty percent (50%) of the Company’s outstanding Common Stock and Preferred Stock.

“Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

Exhibit B

Form of Option Agreement - Class B-1 Non-Statutory Common Share Options

Class B-1 Common Stock

NONSTATUTORY STOCK OPTION AGREEMENT

THIS AGREEMENT is made this [    ] day of November, 2015 (the “Grant Date”) between JELD-WEN Holding, inc., an Oregon corporation (the “Company”), and Mark A. Beck (the “Optionee”).

WHEREAS, the Company desires to grant to the Optionee an option to purchase shares of the Company’s Class B-1 Common Stock under the Amended and Restated Stock Incentive Plan of JELD-WEN Holding, inc. (the “Plan”); and

WHEREAS, the Company and the Optionee understand and agree that any capitalized terms used herein, if not otherwise defined, shall have the same meanings as in the Plan (the Optionee being referred to in the Plan as a Participant).

NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

(1)	GRANT OF OPTION

The Company grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of 21,300 Shares of Class B-1 Common Stock (the “Option Shares”) on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Optionee acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Option, and exercises of rights hereunder, shall be retained by the Company. The Option granted herein is intended to be a Nonstatutory Option as defined in the Plan.

(2)	PURCHASE PRICE

The purchase price of the Option Shares shall be $([        ]) per share (the “Exercise Price”), which is not less than the Fair Market Value of a share of Class B-1 Common Stock as of the Grant Date. The foregoing notwithstanding, the Optionee acknowledges that the Company cannot and has not guaranteed that the Internal Revenue Service (“IRS”) will agree that the Exercise Price equals or exceeds the fair market value of a Share on the Grant Date in a later determination. The Optionee agrees that if the IRS determines that the Option was granted with an Exercise Price that was less than the Fair Market Value of a Share of Class B-1 Common Stock on the Grant Date, the Optionee shall be solely responsible for any costs or tax liabilities related to such a determination.

(3)	VESTING AND EXERCISABILITY

(a)

Subject to the Plan and this Agreement, the Option shall become vested and exercisable (to the extent vested and exercisable, the “Vested Options”) as to 20% of the Option Shares on each of the first five anniversaries of the Grant Date (each, a “Vesting Date”), for each such Vesting Date subject to the Optionee’s continued service as an employee or

Key Non-Employee of the Company or its Affiliates at all times from the Grant Date through that Vesting Date (but not any subsequent Vesting Date(s)).In addition, upon a Company Sale (as defined on Exhibit A), the Option shall fully vest, subject to the Optionee’s continued service as an employee or Key Non-Employee through the date of such Company Sale. All vesting shall cease upon the date the Optionee ceases to be an employee or Key Non-Employee of the Company or an Affiliate. The foregoing notwithstanding, if the Optionee’s employment or engagement is terminated by the Company or an Affiliate without Cause or by the Optionee for Good Reason (in both cases, as defined in the Optionee’s employment agreement), the Options which would otherwise have vested on the Vesting Date next following such termination shall become Vested Options on the date the Optionee’s employment or engagement terminates (defined as the Termination Date in the Optionee’s employment agreement).

(b)	The Option may be exercised only with respect to Option Shares issuable upon the exercise of any Vested Options.

(c)	The Optionee shall not be entitled to exercise the Option and no Shares of Class B-1 Common Stock shall be issued pursuant to the exercise of the Option unless the Optionee becomes a signatory to the Shareholders Agreement, the 2011 Shareholders Agreement and the Registration Rights Agreement, in each case, by executing a joinder agreement thereto whereby the Optionee shall be deemed to have adopted and to have agreed to be bound by all of the provisions of such agreements.

(d)	For the avoidance of doubt, the limitations on the Optionee’s ability to exercise the Option contained in this Agreement are independent, and the Option shall only be exercisable to the extent that none of such limitations apply.

(4)	EXERCISABILITY UPON AND AFTER TERMINATION OF EMPLOYMENT

(a)	Unvested Options. All Option Shares which have not vested in accordance with Paragraph 3(a) of this Agreement shall be cancelled, forfeited and terminated upon the Optionee ceasing to be an employee or Key Non-Employee of the Company or any of its Affiliates for any reason.

(b)	For Cause. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates for cause (as determined pursuant to the Plan), the Option shall terminate as of immediately prior to such termination and the Optionee shall thereafter cease to have any right to exercise any Option.

(c)	Disability. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates by reason of Disability, the Option may be exercised by the Optionee’s estate or personal representative to the extent it was a Vested Option on the date the Committee determined that the Optionee had become Disabled until the earlier of twelve (12) months after such date and the Expiration Date (as hereinafter defined), following which the Option shall, if not exercised, terminate.

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(d)	Death. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates by reason of his or her death, the Option may be exercised by the Optionee’s estate or personal representative to the extent it was a Vested Option on the date of the Optionee’s death until the earlier of (12) months after such date and the Expiration Date, following which the Option shall, if not exercised, terminate.

(e)	Retirement. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates by reason of his or her retirement at anytime on or after attaining age sixty-five (65), the Option may be exercised by the Optionee to the extent it was a Vested Option on the date of the Optionee’s retirement until the earlier of twelve (12) months after such date and the Expiration Date, following which the Option shall, if not exercised, terminate.

(f)	Other. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates for any reason other than death, Disability, retirement on or after age sixty-five (65), or termination for cause (as determined pursuant to the Plan), the Option may be exercised by the Optionee to the extent it was a Vested Option on the date of termination until the earlier of the date that is ninety (90) days after the date of such termination and the Expiration Date, following which the Option shall, if not exercised, terminate.

(5)	ISSUANCE OF STOCK

The Option may be exercised in whole or in part (to the extent that it is exercisable in accordance with the terms hereof) by giving written notice (or any other approved form of notice) to the Company. Such written notice shall be signed by the person exercising the Option, shall state the number of Option Shares with respect to which the Option is being exercised, shall contain the warranty, if any, required under the Plan and shall otherwise comply with the terms and conditions of this Agreement and the Plan. The Optionee shall pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. No Option Shares shall be issued until full payment for the Option Shares has been made, including all amounts owed for tax withholding. Upon compliance with the terms and conditions of this Agreement and the Plan, the Company shall accept payment for the Option Shares and the amount necessary to satisfy applicable federal, state and local tax withholding and shall deliver to the Optionee as soon as practicable thereafter an appropriate certificate or certificates for Option Shares as to which the Option was exercised.

The Exercise Price of any Option Shares shall be payable at the time of exercise as determined by the Optionee either:

(a)	in cash, by certified check or bank check, or by wire transfer;

(b)

in whole Shares of Class B-1 Common Stock, provided, however, that (i) if such shares were acquired pursuant to an incentive stock option plan (as defined in Code Section 422) of the Company or Affiliate, then the applicable holding period

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requirements of said Section 422 have been met with respect to such shares, (ii) if the Optionee is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended from time to time, and if such shares were granted pursuant to an option, then such option must have been granted at least six (6) months prior to the exercise of the Option hereunder, and (iii) the transfer of such shares as payment hereunder does not result in any adverse accounting consequences to the Company;

(c)	through the delivery of cash or the extension of credit by a broker-dealer to whom the Optionee has submitted notice of exercise or otherwise indicated an intent to exercise an Option (a so-called “cashless” exercise); or

(d)	in any combination of (a), (b) or (c) above.

The Fair Market Value of the stock to be applied toward the Exercise Price of the Option Shares shall be determined in good faith by the Committee in its sole discretion as of the date of exercise of the Option. Any certificate for shares of outstanding stock of the Company used to pay the purchase price shall be accompanied by a stock power duly endorsed in blank by the registered holder of the certificate, with signature guaranteed in the event the certificate shall also be accompanied by instructions from the Optionee to the Company’s transfer agent with respect to disposition of the balance of the shares covered thereby.

The holder of this Option may elect (in the notice of exercise) to exercise this Option without payment of the Exercise Price (a so-called “net” or “cashless” exercise) and receive upon such exercise a number of Option Shares determined as follows:

Where:

IS = the number of Option Shares to be issued upon such exercise (rounded down to a number of whole shares)

ES = the number of Option Shares for which this Option is exercised

EP = the Exercise Price per Share

FMV = the Fair Market Value of one Option Share, as determined in good faith by the Committee in its sole discretion as of the date of exercise of the Option

The Company shall pay all original issue taxes imposed on the Company with respect to the issuance of Option Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith. The holder of this Option shall have the rights of a shareholder only with respect to those Option Shares covered by the Option which have been registered in the holder’s name in the share register of the Company upon the due exercise of the Option.

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(6)	RESTRICTIONS ON TRANSFER FOLLWING INITIAL PUBLIC OFFERING

If the Company effects an IPO (as defined in the Registration Rights Agreement), then during the two-year period following the IPO, no Optionee may sell or otherwise transfer for value Shares issued upon exercise of any options granted under the Plan (or Shares issued upon conversion of Shares issued upon exercise of options granted under the Plan) in an amount that exceeds on a cumulative basis, from and including the IPO (x) the greater of one-third or the Onex Percentage of the Optionee’s Total Option Shares, for sales or other transfers for value made during the first such year and (y) the greater of two-thirds or the Onex Percentage of the Optionee’s Total Option Shares, for sales or other transfers for value made during the second of such years. As used in the preceding sentence, “Onex Percentage” means the percentage of the total number of shares of Common Stock held by Onex Partners III LP and its affiliates at the time of the IPO (including shares of Common Stock issuable upon conversion of shares of Preferred Stock so held at the time of the IPO) sold by Onex Partners III LP and its affiliates from and including the time of the IPO through the date on which the determination is being made and “Total Option Shares” means the sum of the number of Shares of Common Stock issued to the Optionee upon the exercise of options granted under the Plan (on an as-converted basis) and the total number of Shares of Common Stock issuable under options granted to the Optionee under the Plan (on an as-converted basis), in each case determined as of the date of the IPO. Nothing in the second preceding sentence shall (i) apply to a sale or other transfer for value made as a result of the exercise by Onex Partners III LP of its rights under Section 1 of the Shareholders Agreement or (ii) authorize the Optionee to make any sale or other transfer for value that would be prohibited by the Shareholders Agreement, the 2011 Shareholders Agreement or any other agreement to which such Optionee is a party.

(7)	NON-ASSIGNABILITY

This Option shall not be transferable by the Optionee and shall be exercisable only by the Optionee, except as the Plan or this Agreement may otherwise provide.

(8)	EXPIRATION

Unless otherwise earlier terminated as provided herein, the Option will expire and terminate as to all Option Shares on November [    ], 2025 (the “Expiration Date”).

(9)	NOTICES

All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by e-mail or telecopy as described below or by reputable overnight courier, and shall be deemed given on the date on which such delivery is made. If delivered by e-mail or telecopy, such notices or communications shall be confirmed by a registered or certified letter (return receipt requested), postage prepaid. Any such delivery shall be addressed to the intended recipient at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other parties):

To the Company:	c/o JELD-WEN Holding, inc.
3250 Lakeport Blvd.
Klamath Falls, Oregon 97601-0268
Attention: Vice President Employee & Shareholder Relations
Fax No.: 541-851-4639

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with copies to :	Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Joel I. Greenberg
Fax No.: (212) 836-8211

To the Optionee:	To the Optionee’s residence as reflected in the records of the Company.

(10)	GOVERNING LAW

This Agreement shall be construed and enforced in accordance with the laws of the State of Oregon.

(11)	BINDING EFFECT

This Agreement shall (subject to the provisions of Section 6 hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

By:

	Name:	David R. Sheil
	Title:	Executive Vice President, Human Resources

EXECUTIVE:

Mark A. Beck

Exhibit A

“Company Sale” means any of the following which occurs prior to an IPO: (i) the consummation of a merger with or into the Company in which securities of the Company are issued, after which more than fifty percent (50%) of the outstanding voting power of the then outstanding voting securities of the surviving corporation is owned by a Person (as defined below) other than the stockholders of the Company immediately before such merger; (ii) the acquisition of the Company’s assets by a Person such that following such sale, such Person owns more than fifty percent (50%) of the Company’s assets, or (iii) the acquisition of the Company’s outstanding Common Stock and Preferred Stock by a Person such that following such sale, such Person owns more than fifty percent (50%) of the Company’s outstanding Common Stock and Preferred Stock.

“Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

Exhibit C

Form of Restricted Stock Unit Agreement

Common Stock

RESTRICTED STOCK UNIT

AWARD AGREEMENT

Pursuant to Article VI of the Amended and Restated Stock Incentive Plan (the “Plan”) of JELD-WEN Holding, inc. (the “Company”), on November [    ], 2015 (the “Grant Date”) the Company authorized a grant to Mark A. Beck (the “Recipient”) of an award of restricted stock units with respect to the Company’s Common Stock (“Common Stock”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”). By accepting this award, the Recipient agrees to all of the terms and conditions of this Agreement. The Company and the Recipient understand and agree that any capitalized terms used herein, if not otherwise defined, shall have the same meanings as in the Plan (the Recipient being referred to in the Plan as a Participant).

1. Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan 15,000 restricted stock units (the “Award”), subject to the restrictions, conditions and limitations set forth in this Agreement and in the Plan, which is incorporated herein by reference. The Recipient acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Award, and exercises of rights hereunder, shall be retained by the Company.

(a) Rights under Restricted Stock Units. A restricted stock unit (“RSU”) obligates the Company, following vesting and in accordance with this Agreement, to issue to the Recipient one Share of Common Stock for each RSU.

(b) Vesting Dates. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. Subject to Sections 1(c) and 2, the RSUs shall vest and be released from the forfeiture provisions as to twenty-five percent (25%) of the total number of RSUs granted hereunder on each of the first four anniversaries of [December 1, 2015]1 (each such anniversary, a “Vesting Date”) such that 100% of the RSUs will become fully vested on [December 1, 2019]. In addition, upon a Company Sale (as defined on Exhibit A), the RSUs shall fully vest, subject to the Recipient’s continued service as an employee or Key Non-Employee of the Company or an Affiliate through the date of such Company Sale.

(c) Forfeiture of RSUs on Termination of Employment. If the Recipient ceases to be an employee or Key Non-Employee of the Company or an Affiliate for any reason, all outstanding but unvested RSUs awarded pursuant to this Agreement shall be immediately and automatically forfeited to the Company, and the Recipient shall have no right to receive the underlying Shares of Common Stock. The foregoing notwithstanding, if the Recipient’s employment or engagement is terminated by the Company or an Affiliate without Cause or by the Recipient for Good Reason (in both cases, as defined in the Recipient’s employment agreement), the RSUs which would otherwise have vested on the Vesting Date next following such termination shall become vested on the date the Recipient’s employment or engagement terminates (defined as the Termination Date in the Recipient’s employment agreement).

[1]	Vesting anniversary date is the date on which the Recipient commences employment, defined as the Effective Date in the Recipient’s employment agreement.

(d) Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs.

(e) No Shareholder Rights. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Shares of Common Stock underlying the RSUs until the underlying Shares of Common Stock are issued to the Recipient.

(f) Agreements. The Recipient shall not be entitled to receive Shares of Common Stock underlying the RSUs and no Shares of Common Stock shall be issued pursuant to the RSUs unless the Recipient becomes a signatory to the Company’s Shareholders Agreement, the 2011 Shareholders Agreement and the Registration Rights Agreement, in each case, by executing a joinder agreement thereto whereby the Recipient shall be deemed to have adopted and to have agreed to be bound by all of the provisions of such agreements.

(g) Delivery Date for the Shares Underlying the Vested RSU. As soon as practicable, but in no event later than 30 days following a date on which any RSUs vest, the Company will issue to the Recipient the Shares of Common Stock underlying the then-vested RSUs, subject to Section 1(h). The Shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death after the date of vesting but before the date of delivery, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(h) Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, can or will be made with respect to the RSUs. The Recipient acknowledges that on each date that Shares of Common Stock underlying the RSUs are issued to the Recipient (each a “Payment Date”), the Fair Market Value of the Shares of Common Stock so issued will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold from the number of Shares of Common Stock otherwise issuable the number of Shares of Common Stock having a Fair Market Value equal to the minimum withholding amount. Alternatively, the Company may, at its option, permit the Recipient to pay such withholding amount in cash under procedures established by the Company.

(i) Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon Recipient any right to be continued in the employment of the Company or any Affiliate, or to interfere in any way with the right of the Company or any parent or subsidiary by whom Recipient is employed to terminate Recipient’s employment at any time or for any reason, with or without cause, or to decrease Recipient’s compensation or benefits.

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2. Prohibited Conduct; Restatements.

(a) Consequences of Prohibited Conduct. If the Company determines that the Recipient has engaged in any Prohibited Conduct (as defined in Section 2(b)), then:

(i) The Recipient shall immediately forfeit all outstanding RSUs awarded pursuant to this Agreement and shall have no right to receive the underlying Shares of Common Stock; and

(ii) If the Payment Date for any RSUs has occurred, and the Company’s determination as Prohibited Conduct occurs on or before the applicable Vesting Date relating to such RSUs, the Recipient shall repay and transfer to the Company (A) the number of Shares of Common Stock issued to the Recipient under this Agreement on that Payment Date (the “Forfeited Shares”), plus (B) the amount of cash equal to the withholding taxes paid in the form of Shares of Common Stock on that Payment Date. If any Forfeited Shares have been sold by the Recipient prior to the Company’s demand for repayment, the Recipient shall repay to the Company (A) 100% of the proceeds of such sale or sales, plus (B) the amount of cash equal to the withholding taxes paid in the form of Shares of Common Stock on that Payment Date. The Company may, in its sole discretion, reduce the amount to be repaid by the Recipient to take into account the tax consequences of such repayment for the Recipient.

(b) Prohibited Conduct. Each of the following constitutes “Prohibited Conduct”:

(i) During the Recipient’s employment with the Company or at any time after the Recipient’s employment with the Company terminates for any reason, the Recipient, in violation of any Company policies or agreements with the Company, discloses or misuses any of the Company’s trade secrets or other confidential information regarding the Company, including without limitation, matters relating to cost data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, manufacturing processes, business strategy and plans, customer information, pricing information, supplier information, the Company’s policies and procedures and other financial data of the Company.

(ii) During the Recipient’s employment with the Company or at any time during the period of eighteen (18) months following termination for any reason of the Recipient’s employment with the Company, the Recipient:

(A) directly or indirectly competes with the Company, accepts employment with any entity that directly or indirectly competes with the Company or otherwise approaches, solicits or accepts business from any customer, supplier or vendor of the Company in direct or indirect competition with the Company;

(B) approaches, counsels or attempts to induce any person who is then in the employ of the Company to leave his or her employ; or employs or attempts to employ any such person or any person who at any time during the preceding twelve (12) months was in the employ of the Company; or

(C) aids, assists or counsels any other person, firm or corporation to do any of the above.

(iii) During the Recipient’s employment with the Company or at any time during the period of eighteen (18) months following termination for any reason of the Recipient’s employment with the Company, the Recipient (A) engages in any conduct related to the Recipient’s employment by the Company for which either criminal or civil penalties against the Recipient may be sought or (B) engages in any act of embezzlement, fraud or dishonesty involving the Company.

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(c) Restatement of Financial Statements. In addition to the other provisions in this Agreement, the RSUs and any Shares of Common Stock issued under the RSUs shall be subject to any policies of the Company in effect on the Grant Date or adopted by the Company at any time thereafter that provide for forfeiture of the RSUs and recoupment of any Shares of Common Stock issued in respect of the RSUs or of any gain received by the Recipient in connection with the sale of Shares of Common Stock received under the RSUs in the event of any restatement of the Company’s financial statements.

(d) Determinations. The Committee shall, in its sole discretion, make all determinations regarding this Section 2, including whether any Prohibited Conduct has occurred, and the determinations by the Committee shall be final and binding on all parties.

(e) Company and its Affiliates. All references in this Section 2 to the Company shall include the Company and any of its Affiliates.

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3. Purchase for Investment. The Recipient warrants to the Company that (a) the Recipient understands that the Shares of Common Stock underlying the RSUs have not been registered under the Securities Act of 1933 or certain state securities laws in reliance on exemptions thereunder and (b) the Recipient is acquiring such Shares of Common Stock for investment and not with a view to, or for sale in connection with, the distribution of any such shares. The Recipient agrees to be bound by the provisions of the following legends (or similar legends) which shall be endorsed upon the certificate(s) evidencing such shares, in addition to any other legends applicable to such shares pursuant to this Agreement, the Plan or otherwise:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD (WITHIN THE MEANING OF SUCH ACT) IN THE ABSENCE OF REGISTRATION UNDER SUCH ACT OR AN EXEMPTION THEREFROM. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CERTAIN RESTRICTIONS ON THE VOTING OF SUCH SECURITIES CONTAINED IN THE SHAREHOLDERS AGREEMENT AND THE 2011 SHAREHOLDERS AGREEMENT, EACH DATED AS OF OCTOBER 3, 2011, INCLUDING AMENDMENTS THERETO, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS. COPIES OF SUCH SHAREHOLDERS AGREEMENTS WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.”

Without limiting the generality of the foregoing, the Recipient acknowledges that the Company may delay issuance of Shares of Common Stock until completion of any action or obtaining any consent that the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

4. Restrictions on Transfer following Initial Public Offering. If the Company effects an IPO (as defined in the Registration Rights Agreement), then during the two-year period following the IPO, no Recipient may sell or otherwise transfer for value Shares issued under the Plan (or Shares issued upon conversion of Shares issued under the Plan) in an amount that exceeds on a cumulative basis, from and including the IPO, (x) the greater of one-third or the Onex Percentage of such Recipient’s Total Plan Shares, for sales or other transfers for value made during the first such year, and (y) the greater of two-thirds or the Onex Percentage of such Participant’s Total Plan Shares, for sales or other transfers for value made during the second of such years. As used in the preceding sentence, “Onex Percentage” means the percentage of the total number of shares of Common Stock held by Onex Partners III LP and its affiliates at the time of the IPO (including Shares of Common Stock issuable upon conversion of shares of Preferred Stock so held at the time of the IPO) sold by Onex Partners III LP and its affiliates from and including the time of the IPO through the date on which the determination is being made, and “Total Plan Shares” means the sum of the number of Shares of Common Stock issued to the Recipient under the Plan (on an as-converted basis) and the total number of Shares of Common Stock issuable under Awards granted to the Recipient under the Plan (on an as-converted basis), in each case determined as of the date of the IPO. Nothing in the second preceding sentence shall (i) apply to a sale or other transfer for value made as a result of the exercise by Onex Partners III LP of its rights under Section 1 of the Shareholders Agreement or (ii) authorize the Recipient to make any sale or other transfer for value that would be prohibited by the Shareholders Agreement or any other agreement to which such Recipient is a party.

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5. Notices. All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by e-mail or as described below or by reputable overnight courier, and shall be deemed given on the date on which such delivery is made. If delivered by e-mail or fax, such notices or communications shall be confirmed by a registered or certified letter (return receipt requested), postage prepaid. Any such delivery shall be addressed to the intended recipient at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other parties):

To the Company:	c/o JELD-WEN Holding, inc.
440 South Church Street, Suite 400
Charlotte, NC 28202
Attention: Vice President - Compensation & Benefits
Fax No.: (541) 851-4639
Email: lisab@jeld-wen.com

with copies to:	Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention: Joel I. Greenberg
Fax No.: (212) 836-8211
Email: Joel.Greenberg@Kayescholer.com

To the Recipient:	To the Recipient’s residence as reflected in the records of the Company.

6. Binding Effect. This Agreement shall (subject to the provisions of Section 1(d) and Section 4 hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

7. Severability. Each provision of this Agreement will be treated as a separate and independent clause and unenforceability of any one clause will in no way impact the enforceability of any other clause. Should any of the provisions of this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision will be enforceable to the maximum extent enforceable buy the law of that jurisdiction.

[signature page follows]

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IN WITNESS WHEREOF, the Company and the Recipient have caused this Agreement to be executed on their behalf, by their duly authorized representatives, all on the day and year first above written.

JELD-WEN Holding, inc.

By:
Its:

RECIPIENT:

Mark A. Beck

[Signature page to Restricted Stock Unit Award Agreement]

Exhibit A

“Company Sale” means any of the following which occurs prior to an IPO: (i) the consummation of a merger with or into the Company in which securities of the Company are issued, after which more than fifty percent (50%) of the outstanding voting power of the then outstanding voting securities of the surviving corporation is owned by a Person (as defined below) other than the stockholders of the Company immediately before such merger; (ii) the acquisition of the Company’s assets by a Person such that following such sale, such Person owns more than fifty percent (50%) of the Company’s assets, or (iii) the acquisition of the Company’s outstanding Common Stock and Preferred Stock by a Person such that following such sale, such Person owns more than fifty percent (50%) of the Company’s outstanding Common Stock and Preferred Stock.

“Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

Exhibit D

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Release of Claims

In consideration of the payment of the Severance Amount and the provision of the Medical Benefit Continuation (as such terms are defined under the Employment Agreement, dated as of, [            ], 2015 (the “Employment Agreement”), to which Mark A. Beck (the “Executive”), JELD-WEN Holding, inc., an Oregon corporation (“Holding”) and JELD-WEN, inc., a Delaware corporation (the “Company”) (each of the Executive, Holding and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Holdings (as defined in the Employment Agreement), the Company and each of its and their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(A)	rights of the Executive arising under, or preserved by, this Release;

(B)	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(C)	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

(D)	rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(E)	any matters intended to survive the termination of employment and the execution of this Release as set forth in the Employment Agreement, including, without limitation, Sections 3, 4, and 6, the terms and conditions of which are incorporated herein by reference; and

(F)	rights granted to Executive during his employment related to the purchase of equity of Holdings (as defined in the Employment Agreement).

2. The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4. The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5. The Executive acknowledges that he has been given but not utilized a period of [twenty-one (21)] / [forty-five (45)] days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Amount (as defined in the Employment Agreement), the or the Medical Benefit Continuation (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

7. The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

8. The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

9. The Executive acknowledges that the Severance Amount and Medical Benefit Continuation he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

10. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

11. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

12. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

13. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

14. This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

15. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by the Executive as of                     .

EXECUTIVE

Mark A. Beck

Exhibit E

PARACHUTE TAX PROVISIONS

This Exhibit E forms a part of and shall be subject in all respects to the terms and conditions of the Employment Agreement to which it is appended (the “Agreement”).

(a) To the extent that the Executive, would otherwise be eligible to receive a payment or benefit pursuant to the terms of the Agreement, any equity award or other agreement with Holding, the Company or its affiliates or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a change in ownership or effective control of Holding or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to the Executive whichever of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For the sake of clarity, in no event will the Company “gross-up” or otherwise be responsible for payment of any portion of the Excise Tax.

(b) If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (2) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (3) cancellation of acceleration of vesting of equity awards not covered under (1) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided, further, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Executive may designate a different order of reduction.

(c) For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(d) All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and the Executive.

(e) The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Executive may delete information unrelated to the Parachute Payment or Excise Tax and provided, further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

(f) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive but the Executive shall control any other issues. In the event that the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and his representative shall cooperate with the Company and its representative.

(g) The Company shall be responsible for all charges of the Accountants.

(h) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit E.

(i) Nothing in this Exhibit E is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void.

(j) Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit E shall be paid to the Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Executive or where no taxes are required to be remitted, the end of the Executive’s calendar year following the Executive’s calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(k) The provisions of this Exhibit E shall survive the termination of the Executive’s employment with the Company for any reason and the termination of the Agreement.